Exhibit 99.1

DMGI Announces Special Meeting of Stockholders

SACRAMENTO, CALIFORNIA – October 10, 2007 – Digital Music Group, Inc. (NASDAQ: DMGI), a content owner and global leader in the digital distribution of independently owned music, television, film and video catalogs, today announced that it has scheduled a special meeting of DMGI stockholders to consider and vote upon the proposed merger with The Orchard Enterprises Inc. (Orchard). The special meeting will take place on Tuesday, November 13, 2007, at 10:00 a.m., Pacific time, at the Company’s offices at 2151 River Plaza Drive, Suite 200, Sacramento, California 95833. DMGI stockholders of record as of the close of business on October 5, 2007, will be entitled to vote at the special meeting.

On July 10, 2007, DMGI and Orchard entered into an agreement and plan of merger under which Orchard will become a wholly-owned subsidiary of DMGI following the merger. Under the terms of the merger agreement, as amended and restated on September 13, 2007 and on October 5, 2007, DMGI will issue in a private placement 9,064,941 shares of its common stock and 448,833 shares of a newly created series of preferred stock in exchange for all outstanding equity and equity interests of Orchard. Each share of DMGI preferred stock will be convertible into, and will have voting rights equivalent to, ten shares of DMGI common stock, with a liquidation preference of $55.70 per share. If the merger is approved by DMGI stockholders, the Orchard shareholders and holders of Orchard deferred stock awards will own approximately 60% of the outstanding shares of DMGI common stock (on an as converted basis) immediately following the closing.

In connection with the merger, DMGI has filed definitive proxy materials with the Securities and Exchange Commission and has commenced the mailing of such proxy materials to stockholders of record as of the close of business on October 5, 2007. Stockholders and other interested parties are encouraged to read in their entirety these definitive proxy materials, which include the background and reasons for the merger as well as business descriptions and financial information for both companies.

In addition to being asked to vote to approve the merger with Orchard, DMGI stockholders are also being asked to approve a reverse stock split so that shares of DMGI common stock may be approved for listing on the NASDAQ Global Market upon completion of the merger. NASDAQ has deemed this transaction to constitute a “reverse merger,” which requires the combined company to submit an initial listing application and, at the time of the merger, to meet all the criteria applicable to a company initially requesting NASDAQ listing (including a $5.00 per share minimum bid price for DMGI common stock). DMGI is seeking stockholder approval of a reverse stock split in the lowest reasonably practicable ratio possible in order to satisfy such criteria and maintain the listing of its common stock on the NASDAQ Global Market. The Board of Directors of DMGI is recommending that stockholders vote in favor of the merger and the reverse stock split. In the event the merger is approved by DMGI’s stockholders but the reverse stock split is not, the merger would still be consummated (assuming all other conditions to closing are met), but shares of DMGI common stock would not be listed on a national securities exchange.

About DMGI

Founded in 2005, Digital Music Group Inc. (NASDAQ: DMGI) is a content owner and global leader in the digital distribution of independently owned music and video content. As of June 30, 2007, DMGI had approximately 353,000 individual music recordings and over 4,000 hours of video content under management. DMGI acquires the digital rights to media catalogs and digitally encodes them into multiple formats for distribution to digital entertainment services operating over the Internet and wireless, cable and mobile networks. Our digital entertainment service partners include: the iTunes Store, YouTube, AOL/In2TV, Joost, mSpot, Veoh, RealNetworks, Napster, Wal-Mart Music, MediaNet, Verizon, Sprint, InfoSpace, Moderati, Zingy, 9 Squared, and many others. For more information, please visit www.dmgi.com.

Digital Music Group is a trademark of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

About The Orchard

Orchard is a leading global digital distributor and marketer of music. As of June 30, 2007, Orchard had approximately 600,000 individual music recordings available for sale.

Orchard currently has agents or employees in over 25 countries and controls a catalog sourced from over 75 countries, covering thousands of labels and a broad and deep array of music genres and eras. Orchard supplies music to the leading digital music stores and mobile operators throughout the world and executes global marketing and promotion programs locally, with experts in major music territories managing initiatives tailored to each country’s unique dynamic situation. For more information, please visit www.theorchard.com.

Forward-Looking Statements

This release contains forward-looking statements (including, without limitation, information regarding DMGI’s proposed merger with Orchard and proposed reverse stock split) that involve risks and uncertainties that could cause the results of DMGI to differ materially from management’s current expectations. Actual results may differ materially from those anticipated in such forward-looking statements as a result of many reasons including risks and uncertainties due to a number of factors including, among others, the matters described in DMGI’s most recent filings with the SEC, including its Annual Report for 2006 on Form 10-K filed with the SEC on March 30, 2007, its Quarterly Report on Form 10-Q for the six months ended June 30, 2007 filed with the SEC on August 14, 2007, and its proxy statement on Schedule 14A filed with the SEC on October 10, 2007. DMGI assumes no obligation to update the forward-looking information contained in this release.

Investor Relations Contact

Digital Music Group, Inc.:	Cliff Haigler, Chief Financial Officer
Telephone: (916) 239-6010, ext. 2501
Email: chaigler@dmgi.com

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